EXHIBIT 99.1

Johnson Outdoors Reports Higher Sales and Earnings for Fiscal Year 2019

RACINE, Wis., Dec. 06, 2019 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher revenue and earnings for the 2019 fiscal year ending September 27, 2019. Continued favorable response to new products in Fishing extended into the industry’s seasonally slow fourth quarter driving significantly higher sales and operating profit year-over-year during the quarter.

FISCAL 2019 HIGHLIGHTS

  Sustained momentum in Fishing
  Improved performance in Camping
  Enhanced digital and ecommerce capacity
  Effective tariff mitigation
  Stable gross margins
  Strong cash flow
  Increased quarterly dividend to shareholders

“Performance this year reflects the value of our sustained focus and investment in delivering the best outdoor recreation experiences possible. Ensuring we are targeting the right consumer with the right product, at the right time, in the right way and at the right price are all critical factors behind continued success. As a result, Fishing has continued on its profitable growth trajectory. Ongoing investment in innovation and digital acceleration across all of our businesses will provide long-term sustainable growth in an increasingly competitive marketplace,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FISCAL 2019 RESULTS
Total Company revenue grew 3 percent to $562.4 million versus fiscal 2018 revenue of $544.3 million. Key factors in the year-over-year comparison were:

  Demand for new products and legacy technologies in Minn Kota® and Humminbird® powered a 5 percent increase in Fishing sales.
  Positive momentum in the North American diving market was not enough to offset declines in Asian markets and the negative impact of foreign currency.
  Camping benefitted from continued growth in Jetboil® and improved performance in military tent sales.
  Overall kayak market weakness masked growth of Old Town® fishing kayak performance.

Total Company operating profit was $63.8 million for fiscal 2019, which compared favorably to operating profit of $63.0 million in the prior fiscal year. Exclusions granted during the fourth quarter for certain product components subject to Section 301 tariffs reduced the total impact of tariffs to $2.9 million for fiscal 2019. Gross margins remained steady despite the impact from tariffs. Higher sales-volume related costs and increased bad debt expense largely accounted for the uptick in operating expense dollars. Additionally, investment in marketing increased over the prior year.

Net income for the fiscal year improved to $51.4 million, or $5.11 per diluted share, a 26.4 percent improvement versus $40.7 million, or $4.05 per diluted share, in the last fiscal year. The effective tax rate of 22.7 percent compared favorably to the previous fiscal year’s rate of 40.3 percent, which reflected charges associated with the initial implementation of the new U.S. Tax Reform Act.

FOURTH QUARTER RESULTS
During the Company’s fourth quarter, the outdoor recreation industry is in ramp-down mode and sales are historically lower. Total net sales in the quarter increased 14 percent year over year to $104.0 million, due primarily to continued momentum of Fishing new products.

Operating profit was $1.9 million in the current year fourth quarter versus an operating loss of ($2.0 million) in the prior year fourth quarter. Operating profit in the fourth quarter compared favorably to the prior year due largely to increased sales and the timing of tariff exclusions granted in the current year quarter which positively impacted the quarter by $1.2 million. Net earnings for the fourth quarter were $3.9 million compared to a net loss of ($5.0 million) in fiscal 2018.

“We’re pleased by the strong finish to the year, particularly with the performance of Fishing and Camping brands. Looking ahead, we continue to believe the power of our innovation, the enduring strength of our brand equities and the diversity of our outdoor recreation portfolio combine to well-position Johnson Outdoors for the future,” said Johnson-Leipold.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $172.4 million as of September 27, 2019, a $21.8 million increase above the prior year, with no debt on its balance sheet. Depreciation and amortization were $14.0 million compared to $13.1 million in fiscal 2018. Capital spending totaled $16.8 million in fiscal 2019 compared with $19.2 million in fiscal 2018.

“Heading into fiscal 2020, we expect continued moderate sales growth. Tariffs are estimated to have a negative impact of $5.0 - $6.0 million on fiscal 2020 operating profit, which includes foreseeable mitigation efforts at this time. The balance sheet remains strong, and our healthy cash position enables us to continue to invest in future growth strategies and strategic plan priorities while continuing to enhance long-term value for shareholders,” said David W. Johnson, Chief Financial Officer.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 6, 2019. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K to be filed with the Securities and Exchange Commission on December 6, 2019, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 27 2019	September 28 2018	September 27 2019	September 28 2018
Net sales	$104,019	$91,132	$562,419	$544,268
Cost of sales	57,436	51,611	312,663	302,408
Gross profit	46,583	39,521	249,756	241,860
Operating expenses	44,660	41,494	185,982	178,839
Operating profit (loss)	1,923	(1,973)	63,774	63,021
Interest income, net	(783)	(640)	(1,937)	(963
Other (income) expense, net	(558)	109	(796)	(4,122
Income (loss) before income taxes	3,264	(1,442)	66,507	68,106
Income tax (benefit) expense	(639)	3,514	15,094	27,437
Net income (loss)	$3,903	$(4,956)	$51,413	$40,669
Diluted average common shares outstanding	10,029	10,013	10,021	9,996
Diluted net income (loss) per common share	$0.39	$(0.49)	$5.11	$4.05
Segment Results
Net sales:
Fishing	$66,899	$54,777	$412,121	$391,110
Camping	10,302	7,927	40,379	37,770
Watercraft Recreation	6,312	7,000	33,498	36,280
Diving	20,440	21,350	76,306	78,932
Other/eliminations	66	78	115	176
Total	$104,019	$91,132	$562,419	$544,268
Operating profit (loss):
Fishing	$8,408	$5,825	$84,092	$83,696
Camping	848	135	2,896	1,867
Watercraft Recreation	(1,194)	(902)	(2,822)	(1,555
Diving	886	1,634	3,042	2,766
Other	(7,025)	(8,665)	(23,434)	(23,753
Total	$1,923	$(1,973)	$63,774	$63,021
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$172,382	$150,591
Accounts receivable, net			44,508	40,866
Inventories, net			94,298	88,864
Total current assets			322,528	285,694
Total assets			436,444	395,936
Total current liabilities			87,866	92,784
Total liabilities			111,910	116,739
Shareholders’ equity			324,534	279,197

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – marketing services & global communications
262-631-6600	262-631-6600